Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

          This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made as of March 14, 2003 (the “Effective Date”) by and between BioMarin Pharmaceutical Inc., a Delaware corporation, with its principal executive offices located at 371 Bel Marin Keys Boulevard, Suite 210, Novato, California 94949 (the “Company”) and FREDRIC D. PRICE, residing at 64 Quarry Lane, Bedford, New York 10506 (the “Executive”).

W I T N E S S E T H :

          WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of October 31, 2000 (the “Prior Agreement”);

          WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement, on the terms and conditions herein contained;

          WHEREAS, the Company is a developer of carbohydrate enzyme therapies for the treatment of debilitating, life-threatening, chronic genetic disorders and other diseases and conditions (the “Business”); and

          WHEREAS, the Company recognizes that Executive possesses unique skills and abilities which are essential to the Company’s Business, the Company desires to employ Executive and Executive desires to be so employed by the Company.

          NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

1.       EMPLOYMENT.  The Company hereby employs Executive as Chairman and Chief Executive Officer (“CEO”) of the Company on the terms and conditions contained herein.  Executive hereby agrees to be employed by the Company in such capacity and to discharge and perform faithfully and to the best of his ability such duties and services of an executive, administrative and managerial nature consistent with the positions of Chairman and CEO as shall be specified and determined from time to time by the Board of Directors of the Company (the “Board”) in connection with the Business.

2.       DUTIES.  During the term of this Agreement, Executive, as the Company’s Chairman and CEO, shall devote substantially all of his business time, skill, labor and attention to the affairs of the Company in furtherance of the Business.  Without limiting the foregoing, Executive shall report directly to the Board and shall be subject to the general direction and control of the Board.

3.       WORKING FACILITIES.  Executive shall be furnished with working facilities, including office space, secretarial services and other services suitable to his position and adequate for the performance of his duties, as reasonably determined by the Company.

4.       TERM.  (a)     Executive’s employment under this Agreement commenced on October 31, 2000, and shall continue until October 30, 2006 unless earlier terminated by Executive or by the Company pursuant to the provisions hereof.  The “Initial Employment Period” means the period commencing on October 31, 2000 and ending on October 30, 2003.  The “Second Employment Period” means the period commencing on October 31, 2003 and ending on October 30, 2006.

          (b)     This Agreement shall automatically be renewed at the end of the Second Employment Period for one additional (3) year period in accordance with the terms and conditions set forth herein (the “Third Employment Period”) unless either party gives written notice to the other not later than nine (9) months prior to the expiration of the Second Employment Period.

5.       COMPENSATION AND RELATED MATTERS.

          (a)     Base Salary – The Company shall pay Executive a base salary (the “Base Salary”) for his services hereunder in accordance with the provisions set forth below:  (i) for the first year of employment, commencing on October 31, 2000 and ending on October 30, 2001 (the “First Year”), the amount of Four Hundred Thousand Dollars ($400,000) per annum; (ii) for the second year of employment, commencing on October 31, 2001 and ending on October 30, 2002 (the “Second Year”), the amount of Four Hundred Fifty Thousand Dollars ($450,000) per annum; (iii) for the third year of employment, commencing on October 31, 2002 and ending on October 30, 2003 (the “Third Year”), the amount of Five Hundred Thousand Dollars ($500,000) per annum; (iv) for the fourth year of employment, commencing on October 31, 2003 and ending on October 30, 2004 (the “Fourth Year”), the amount of Five Hundred Fifty Thousand Dollars ($550,000) per annum; and (v) for each of the fifth year of employment, commencing on October 31, 2004 and ending on October 30, 2005 (the “Fifth Year”), and the sixth year of employment, commencing on October 31, 2005 and ending on October 30, 2006 (the “Sixth Year”), an amount per annum to be determined by the Board in an annual review of the Company’s and Executive’s achievement of goals, mutually agreed upon by Executive and the Board, the review to occur at the end of the Fourth Year and the end of the Fifth Year; provided, however, that the amount payable for the Fifth Year or the Sixth Year shall not be less than five hundred fifty thousand dollars ($550,000).  The Base Salary shall be subject to withholding for appropriate taxes as required by applicable law, and shall be payable in approximately equal installments in accordance with the Company’s customary payroll practices but not less frequently than semi-monthly.

          (b)     Bonus – (i)  During the Initial Employment Period, Executive shall be entitled to a yearly bonus (the “Initial Employment Period Bonus”) payable in cash in accordance with the provisions set forth below: (1) for the First Year the amount of Two Hundred Thousand Dollars ($200,000) (the “First Year Bonus”); and (2) for each of the Second Year and the Third Year, the amount of the Initial Employment Period Bonus (each such bonus, the “Second Year Bonus” or the “Third Year Bonus”) shall be based on the Company’s achievement of goals mutually agreed upon by Executive and the Board; provided, however, that:  (A) the amount of each of the Second Year Bonus and the Third Year Bonus shall not be less than twenty-five percent (25%) of the Base Salary for the applicable year of employment; (B) the target amount of each of the Second Year Bonus and the Third Year Bonus shall be fifty percent (50%) of the Base Salary for the applicable year of employment; and (C) the maximum amount of each of the Second Year Bonus and the Third Year Bonus shall not exceed one hundred percent (100%) of the Base Salary of the applicable year of employment.

                    (ii)    During the Second Employment Period, Executive shall be entitled to a yearly bonus (each, a “Second Employment Period Bonus,” and together with any Initial Employment Period Bonus, the “Bonus”) payable in cash, within thirty (30) days of the end of each year during the Second Employment Period.  The amount of each Second Employment Period Bonus shall be based on the Company’s and Executive’s achievement of goals mutually agreed upon by Executive and the Board; provided, however, that the amount of each Second Employment Period Bonus shall be within a range of zero percent (0%) to one hundred twenty-five percent (125%) of the Base Salary of the applicable year of employment.

                    (iii)    In addition, Executive received a one-time ‘sign-on’ bonus (the “Sign-On Bonus”) in the amount of One Hundred Thousand Dollars ($100,000) which was paid as of October 31, 2000.

          (c)     Benefits – During the Initial Employment Period, the Second Employment Period and the Third Employment Period, if any, Executive shall be entitled to participate in all employee benefit plans and programs, to the same extent generally available to other similarly situated Company executives, in accordance with the terms of those plans and programs.  The Company shall have the right to terminate or change any such plan or program at any time.

          (d)     Expenses – The Company shall reimburse Executive for all reasonable and customary travel, business and entertainment expenses incurred in connection with Executive’s title and the performance of his services hereunder in accordance with the policies and procedures established by the Company.

          (e)     Vacation – Executive shall be entitled to annual paid vacation time of four (4) weeks, accruing ratably over the course of each year of employment, to be taken at such time or times as Executive may select, consistent with his obligations hereunder.  Any vacation days not taken during an applicable fiscal year may be carried over to the following fiscal year pursuant to the Company’s existing plan.

          (f)     Stock Grant – (i) On October 31, 2000, the Company granted Executive twenty-five thousand (25,000) restricted shares (the “Initial Stock Grant”) of the Company’s common stock (the “Initial Restricted Shares”).  The Initial Restricted Shares vested as follows:  (i) one-third (1/3) of the Restricted Shares on January 1, 2001; (ii) one-third (1/3) of the Restricted Shares on January 1, 2002; and (iii) one-third (1/3) of the Restricted Shares on January 1, 2003.  In addition to the foregoing, the Company paid Executive a payment in an amount equal to Executive’s “Grossed-Up Tax Liability” (as defined in subparagraph (iii) below) for the Initial Stock Grant.

                    (ii)     On October 31, 2003, the Company shall grant Executive twenty-five thousand (25,000) restricted shares (the “Second Stock Grant”) of the Company’s common stock (the “Second Restricted Shares,” and together with the Initial Restricted Shares, the “Restricted Shares”); provided, however, (A) if the closing price of the Company’s common stock on the close of business on October 30, 2003, as reported by Nasdaq, is less than $11.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), then the number of shares granted in the Second Stock Grant shall be increased to a number equal to the quotient of $275,000, divided by such closing price; and (B) if the closing price of the Company’s common stock on the close of business on October 30, 2003, as reported by Nasdaq, is greater than $14.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), then the number of shares granted in the Second Stock Grant shall be decreased to a number equal to the quotient of $350,000, divided by such closing price.  All of the Second Restricted Shares shall vest on October 30, 2004; provided, however, in the event of Executive’s “Retirement” (as such term is defined in the Company’s 1997 Employee Stock Option Plan (or a successor plan thereto) (the “Plan”)), all of the Second Restricted Shares shall immediately vest.  In addition to the foregoing, the Company shall pay Executive a payment in an amount equal to Executive’s “Grossed-Up Tax Liability” (as defined in subparagraph (iii) below) for the Second Stock Grant.

                    (iii)    “Grossed-Up Tax Liability” means an amount which, after Executive’s payment of federal, state and local income tax liabilities arising upon his receipt of the Grossed-Up Tax Liability payment, shall equal the amount of the “Stock Grant Tax Liability.”  The term “Stock Grant Tax Liability” shall mean the sum of federal, state and local income tax liability which is payable by Executive due to his receipt of the Initial Stock Grant and the Second Stock Grant at the time the liability arises.

                    (iv)     The Restricted Shares shall be subject to the terms and conditions set forth on Exhibit A hereto.

          (g)     Stock Option – (i) On October 31, 2000 (the “Initial Grant Date”), the Company granted Executive an option (the “Initial Option”) to purchase five hundred thousand (500,000) shares of the Company’s common stock at an exercise price of $12.50 per share, the closing price as reported by Nasdaq on October 30, 2000.  During the Initial Employment Period, upon the Company’s achievement of goals mutually agreed to by the Board and Executive, during the Initial Employment Period, Executive shall be granted an option or options (the “Annual Options”) to purchase a minimum of an additional one hundred twenty five thousand (125,000) shares of the Company’s common stock on October 31, 2001 and October 31, 2002 (each such date, an “Annual Grant Date”), at an exercise price equal to the closing price as reported by Nasdaq on each such Annual Grant Date.  The Initial Option and each Annual Option vest in equal amounts on a monthly basis over a three (3) year period from the Initial Grant Date and each Annual Grant Date, respectively, and shall remain exercisable for a period of ten (10) years from the Initial Grant Date and each Annual Grant Date, respectively.

                    (ii)     On October 31, 2003 (the “Renewal Grant Date”), Executive shall be granted an option or options (the “Renewal Option”) to purchase five hundred thousand (500,000) shares of the Company’s common stock at an exercise price equal to the closing price as reported by Nasdaq on October 30, 2003.  During the Second Employment Period, Executive shall be granted an option or options (the “Renewal Annual Options,” together with the Initial Option, the Annual Options and the Renewal Option, the “Stock Options”) to purchase between fifty thousand (50,000) and two hundred thousand (200,000) shares of the Company’s common stock per year of employment beginning on the first anniversary of October 31, 2003 (each such anniversary, a “Renewal Annual Grant Date”), at an exercise price equal to the closing price as reported by Nasdaq on each such Renewal Annual Grant Date.  The exact number of options shall be determined by the Board, based on its review of the Company’s and Executive’s achievement of goals, mutually agreed upon by Executive and the Board.  The Renewal Option and each Renewal Annual Option shall vest in equal amounts on a monthly basis over a three (3) year period from the Renewal Grant Date and each Renewal Annual Grant Date, respectively, and shall remain exercisable for a period of ten (10) years from the Renewal Grant Date and each Renewal Annual Grant Date, respectively.

                    (iii)    The Stock Options shall be granted in accordance with the Plan, and except as specifically set forth in this Agreement, in the case if a conflict between this Agreement and the terms of the Plan, the terms of the Plan shall govern.

          (h)     Relocation – (i) During the Initial Employment Period, the Company reimbursed Executive for any expenses incurred in connection with the purchase of a residence within commuting distance of the Company including, but not limited to:  (A) costs (other than the purchase price) associated with the sale and purchase of Executive’s house including, but not limited to, realtor expenses; (B) the moving of household goods; (C) the moving trip; (D) trips to the new location for, among other purposes, purchasing a residence; and (E) lodging and car expenses incurred during trips to the new location.  If any such reimbursement shall be subject to income tax, the Company shall make such additional payment to Executive so that the net after tax payment to him under this Paragraph 5(h) shall not be less than the expenses to be reimbursed.

                    (ii)     During the Initial Employment Period, the Company provided Executive with a loan of $860,000 (with interest deferred) for the purpose of purchasing a residence (the “Loan”) in connection with the relocation described in Paragraph 5(h)(i) above.  The Loan is secured by the residence purchased by Executive with the Loan (the “Residence”).  Upon the sale of any common stock, acquired pursuant to the exercise of any vested Stock Option granted pursuant to Paragraph 5(g), fifty percent (50%) of the net after tax proceeds therefrom shall be used to repay the Loan, unless circumstances described in Paragraphs 6 or 9(b) below occur.  Upon the sale, encumbrance or other transfer of the Residence, whether voluntary, involuntary or by operation of law, Executive will pay the Company the remaining principal amount due on the Loan, together with any interest deferred and accrued thereon.  Any remaining principal amount due on the Loan, together with any interest deferred and accrued thereon, shall become due and payable in full to the Company on October 31, 2006.

          (i)     Transforming Event.  In its sole discretion, the Board will consider providing Executive with a bonus (in an amount as the Board may determine) to be paid in the event Executive creates a “Transforming Event” at any time after January 31, 2003.  A “Transforming Event” is defined as an event determined by the Board, in its discretion, to have a significant and positive impact on the Company or its stockholders.

6.       CHANGE IN CONTROL.  (a)  For the purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events with respect to the Company:

                    (i)     All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, with the result that upon conclusion of the transaction less than a majority of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned, directly or indirectly, by the shareholders of the Company immediately prior to the sale, transfer, merger, consolidation, venture or reorganization;

                    (ii)    The Company is sold, transferred, merged, consolidated, ventured or reorganized into or with another corporation or entity, with the result that upon the conclusion of the transaction less than a majority of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned, directly or indirectly, by the shareholders of the Company immediately prior to the sale, transfer, merger, consolidation, venture or reorganization;

                    (iii)    There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner”) is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Company; or

                    (iv)     The Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 14 of Schedule 14A thereunder (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred.

          (b)     The “Change Date” shall be the date on which a Change in Control of the Company, as described in Paragraph 6(a) above, occurs.

          (c)     The term “Discharge” shall mean the termination by the Company of Executive’s employment following the Change in Control or the resignation of Executive upon a reasonable determination by Executive that, as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, powers, functions or duties attached to his position as contemplated by Paragraph 2 herein.

          (d)     In the event of a Discharge:

                    (i)     Within thirty (30) days of the date of a Discharge, unless the parties mutually agree in writing to a different arrangement, the Company shall pay Executive a lump-sum amount such that the net payment to Executive after deduction of all payroll taxes and all income taxes at the highest marginal rates applicable to Executive shall be equal to twice (A) the aggregate Base Salary payable to Executive in the year the Change Date occurs and (B) any Second Employment Period Bonus earned for the year the Change Date occurs (calculated as the same percentage of Executive’s then current annual Base Salary paid in accordance with Section 5(a) above, as the previous year’s Bonus as a percentage of the previous year’s Base Salary).

                    (ii)    The Restricted Shares shall vest and Executive shall be entitled to a Registration Right (as such term is defined in Paragraph 8(d) below) with respect thereto, and the Stock Options shall vest on the Change Date; provided, however, that the exercise period for the Stock Options shall be subject to the greater of that provided for by the Plan or that provided for by the acquiring company in the Change in Control.

                    (iii)   Executive shall continue to be entitled to the benefits under any employee benefit plans to which he was entitled during the Initial Employment Period, Second Employment Period or Third Employment Period, if any, for the remainder of the Initial Employment Period, Second Employment Period or Third Employment Period, if any, hereunder, respectively.

                    (iv)    Any principal or interest amounts due under the Loan provided for in Paragraph 5(h)(ii) above, if any, shall be forgiven in full.  The Company shall pay Executive an amount such that the net payment to Executive after deduction of all income taxes at the highest marginal rates applicable to Executive shall be equal to the amount of the Loan.

7.       TERMINATION DURING THE INITIAL EMPLOYMENT PERIOD.  Executive’s employment hereunder may be terminated during the Initial Employment Period under the following circumstances in accordance with the provisions of this Paragraph:

          (a)     Executive’s employment will immediately terminate upon the death of Executive.  Executive’s legal representatives shall be entitled to receive the Base Salary due Executive through the last day of the month during which his death shall have occurred and any annual Initial Employment Period Bonus earned for the year through the date on which his death shall have occurred.

          (b)     (i)     The Company may terminate Executive’s employment pursuant to a written notice (a “Notice of Termination”) at least sixty (60) days prior to the date of termination (the “Date of Termination”) as a result of Executive’s inability to perform his duties hereunder, due to physical or mental illness, injury or condition, as determined by a physician certified by the Company, for a period exceeding one hundred and eighty (180) days, in a three hundred sixty-five (365) day period.

                    (ii)    This Agreement shall remain valid and in full force and effect until the Date of Termination in the event that circumstances under Paragraph 7(b)(i) above occur.

          (c)     The Company may terminate Executive’s employment for “Cause” pursuant to a Notice of Termination delivered to Executive at least sixty (60) days prior to the Date of Termination.  For the purposes of this Agreement, “Cause” shall mean:

                    (i)     Executive’s willful failure or refusal to perform specific material directives of the Board, when such material directives are consistent with the scope and nature of Executive’s duties and responsibilities as set forth in Paragraph 2 above, after notice thereof, stating with specificity the nature of such failure or refusal, and Executive shall have failed to correct such failure or to cease such refusal prior to the Date of Termination provided for in the Notice of Termination;  provided, however that no failure to act by Executive shall be considered “willful” if such failure to act is due to Executive’s good faith belief that such action would be materially harmful to the Company;

                    (ii)    Executive’s material failure to comply with policies of the Company, after notice thereof, stating with specificity the nature of such failure, and Executive shall have failed to correct such failure or to cease such refusal prior to the Date of Termination provided for in the Notice of Termination;

                    (iii)   drunkenness or use of drugs which interferes with the performance of Executive’s duties and responsibilities hereunder, continuing after warning;

                    (iv)   Executive’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation; or

                    (v)    Executive’s material breach of his obligations provided for in Paragraph 12 below.

          (d)     Executive may terminate his employment hereunder by providing the Company with a Notice of Termination delivered sixty (60) days prior to the Date of Termination upon the occurrence of an event or circumstance constituting Good Reason.  For the purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following without the written consent of Executive or his approval in his capacity as Chairman of the Board and/or Chief Executive Officer:

                    (i)     the assignment to Executive of duties inconsistent with this Agreement or a material and substantial diminution of his duties hereunder;

                    (ii)    any material failure by the Company to comply with Paragraph 5 herein;

                    (iii)   the requirement of Executive to relocate to a location not agreed to by Executive and which is unreasonable considering Executive’s personal circumstances; and

                    (iv)   any material breach of this Agreement by the Company;

                    provided however, that an event that is or would constitute Good Reason shall cease to be Good Reason if:  (1) Executive does not send a Notice of Termination to the Company within forty-five (45) days after the event occurs; (2) the Company reverses the action or cures the default that constitutes Good Reason within forty-five (45) days after the delivery of the Notice of Termination; or (3) Executive was a primary instigator of the Good Reason event and the circumstances make it inappropriate for him to receive Good Reason resignation benefits under this Agreement.

8.       TERMINATION DURING THE SECOND EMPLOYMENT PERIOD.  Executive’s employment hereunder may be terminated during the Second Employment Period under the following circumstances in accordance with the provisions of this Paragraph:

          (a)     Executive’s employment will immediately terminate upon the death of Executive.  In the event of the death of Executive, one-hundred percent (100%) of the Second Stock Grant shall vest, and Executive’s legal representatives shall be entitled to receive within thirty (30) days of such death in one lump-sum payment: (i) the aggregate Base Salary that would be payable to Executive if he had continued to be employed through October 30, 2006, and (ii) any Second Employment Period Bonus earned for the year through the date on which his death shall have occurred (calculated as the same percentage of Executive’s then current annual Base Salary paid in accordance with Section 5(a) above, as the previous year’s Bonus as a percentage of the previous year’s Base Salary).

          (b)     (i)     The Company may terminate Executive’s employment pursuant to a Notice of Termination at least sixty (60) days prior to the Date of Termination as a result of Executive’s inability to perform his duties hereunder, due to physical or mental illness, injury or condition, as determined by a physician certified by the Company, for a period exceeding one hundred and eighty (180) days, in a three hundred sixty-five (365) day period.

                    (ii)    This Agreement shall remain valid and in full force and effect until the Date of Termination in the event that circumstances under Paragraph 8(b)(i) above occur.

                    (iii)   Within thirty (30) days of the Date of Termination described in Paragraph 8(b)(i) above, unless the parties mutually agree in writing to a different arrangement, one-hundred percent (100%) of the Second Stock Grant shall vest and the Company shall pay Executive in one-lump sum: (A) the aggregate Base Salary that would be payable to Executive if he had continued to be employed through October 30, 2006, and (B) any Second Employment Period Bonus earned for the year through the Date of Termination (calculated as the same percentage of Executive’s then current annual Base Salary paid in accordance with Section 5(a) above, as the previous year’s Bonus as a percentage of the previous year’s Base Salary).

          (c)     The Company may terminate Executive’s employment for “Cause” pursuant to a Notice of Termination delivered to Executive at least sixty (60) days prior to the Date of Termination.

          (d)     Executive may terminate his employment hereunder by providing the Company with a Notice of Termination delivered sixty (60) days prior to the Date of Termination upon the occurrence of an event or circumstance constituting Good Reason.

9.       COMPENSATION UPON TERMINATION

          (a)     Termination for Cause or Resignation without Good Reason - If Executive’s employment shall be terminated for Cause, or without Good Reason:  (i) the Company shall pay Executive his Base Salary up to the date on which a Notice of Termination is delivered; (ii) the unvested portion of the Second Stock Grant (if the termination occurs on or after October 31, 2003) and any unvested Stock Options shall remain unvested and shall no longer be exercisable by Executive; and (iii) neither Executive nor the Company shall have any further obligation hereunder other than Executive’s obligations under Paragraph 12 below.

          (b)     Termination without Cause or Resignation with Good Reason - In the event that this Agreement is terminated by the Company without Cause or by Executive with Good Reason:

                    (i)     Within thirty (30) days of the date this Agreement is terminated, unless the parties mutually agree in writing to a different arrangement, Executive shall be entitled to receive a lump-sump amount such that the net payment to Executive after deduction of all payroll taxes and all income taxes at the highest marginal rates applicable to Executive shall be equal to one times (A) the aggregate Base Salary payable to Executive in the year the Agreement is terminated; (B) any Second Employment Period Bonus earned for the year through the date the Agreement is Terminated (calculated as the same percentage of Executive’s then current annual Base Salary paid in accordance with Section 5(a) above, as the previous year’s Bonus as a percentage of the previous year’s Base Salary);

                    (ii)    One hundred percent (100%) of the Second Stock Grant (if the termination occurs on or after October 31, 2003) shall vest, and Executive shall be entitled to a Registration Right (as such term is defined in Paragraph 9(d) below) with respect thereto;

                    (iii)   Any principal and interest amounts due under the Loan provided for in Paragraph 5(h)(ii) above, if any, shall be forgiven in full;

                    (iv)    If Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason during the Second Employment Period and prior to the end of the Fifth Year, within thirty (30) days of such date of termination, unless the parties mutually agree in writing to a different arrangement, the Company shall pay Executive a payment in an amount, which, after Executive’s payment of federal, state, and local income tax liabilities arising upon his receipt of such payment, is equal to the sum of federal, state and local income tax liability which is payable by Executive due to the forgiveness, in accordance with subparagraph (iii) above, of any principal and interest amounts due under the Loan;

                    (v)     The exercise period for all vested Stock Options shall be one (1) year from the Date of Termination;

                    (vi)    Any unvested Stock Options remaining unvested in the month after the Date of Termination shall remain unvested and shall no longer be exercisable by Executive; and

                    (vii)   Executive shall continue to be entitled to the benefits under any employee benefit plans to which he was entitled during the Initial Employment Period, Second Employment Period, or Third Employment Period, if any, for the remainder of the Initial Employment Period, Second Employment Period, or Third Employment Period, if any, respectively, hereunder.

          (c)     The Non-Renewal of this Agreement - In the event that this Agreement shall not be renewed at the end of the Second Employment Period as specified in Paragraph 4(b) herein:  (i) within thirty (30) days of October 30, 2006, unless the parties mutually agree in writing to a different arrangement, Executive shall be entitled to receive a lump-sum amount such that the net payment to Executive after deduction of all payroll taxes and all income taxes at the highest marginal rates applicable to Executive shall be equal to one times (A) the Base Salary for the Sixth Year and (B) a bonus for the Sixth Year (calculated as the same percentage of Executive’s

Sixth Year Base Salary paid in accordance with Section 5(a) above, as the Fifth Year Bonus as a percentage of the Fifth Year Base Salary); (ii) the exercise period for any vested Stock Options shall be one (1) year from the Date of Termination; and (iii) any unvested Stock Options shall remain unvested and shall no longer be exercisable by Executive.

          (d)     Registration Right – The “Registration Right” shall consist of:  (i) one demand registration on Form S-3 (or a successor form thereto) covering any of Executive’s unregistered securities which shall remain effective for not more than thirty (30) days; (ii) payment of customary registration expenses, by the Company; (iii) customary indemnification and contribution; and (iv) other usual and customary terms then being included in agreements of that type; provided, however, that Executive shall not be entitled to any Registration Right if he may otherwise sell his unregistered securities pursuant to an exemption under Rule 144.

10.     RENEWAL PERIOD.  Prior to the Third Employment Period, if any, the Base Salary (the “Third Period Base Salary”), the annual bonus range (the “Third Period Bonus Range”), the stock grant (the “Third Period Stock Grant”), the initial stock option grant (the “Third Period Initial Option”) and the range of the annual options (the “Third Period Annual Option Range”) to be paid or granted during the Third Employment Period will be determined by the Company and Executive in good faith negotiation no later than nine (9) months prior to the expiration of the Second Employment Period, but in no event will the Third Period Base Salary, the Third Period Bonus Range, the Third Period Stock Grant, the Third Period Initial Option and the Third Period Annual Option Range be less than the Sixth Year Base Salary, the range of the Second Employment Period Bonus, the Second Stock Grant, the Renewal Option and the range of the Renewal Annual Options, respectively.

11.     LIFE INSURANCE.  The Company may, in its discretion, at any time after the October 31, 2000, apply for and procure as owner and for its own benefit, insurance on the life of Executive, in such amounts and in such form or forms as the Company may choose.  Executive shall have no interest whatsoever in any such policy or policies.  At the request of the Company, Executive shall submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to which the Company has applied for such insurance; provided Executive’s expectation of medical confidentiality is not to be compromised by the insurance company.

12.     CONFIDENTIALITY.

          (a)     Non-disclosure – Executive shall not at any time during the term of this Agreement or thereafter, either directly or indirectly, disclose or divulge to any other person, firm or corporation the names, addresses, preferences, prices being charged or any other confidential information concerning or relating to any of the former or existing suppliers, contractors, employees or customers of the Company, or any parent, affiliate or subsidiary of the Company (collectively, the “Customers”) with respect to the past, present or future business of the Company, or any parent, affiliate or subsidiary of the Company, or any secret, proprietary or confidential information concerning or relating to the past, present or future business of the Company, or any parent, affiliate or subsidiary of the Company (collectively, “Confidential Information”), and he will not divert or attempt to divert any of the Customers or do any act to impair, prejudice or destroy the goodwill of the Company with the Customers; provided, however, Confidential Information shall not include information which was known to the public prior to the date of communication thereof by the Company to Executive or which subsequently became known to the public other than through communication by Executive; provided, further, such Confidential Information shall include, but shall not be limited to:

                    (i)     information regarding the Company’s proprietary research, technology, trade secrets, patented processes, market studies and forecasts, competitive analyses, pricing policies, the substance of agreements with customers, suppliers and others, marketing arrangements, training programs and arrangements, and other information, written and oral, relating to the Company’s technology, systems and products not generally available to the public;

                    (ii)    information regarding the Company’s trademarks, trade names, service marks, or patents;

                    (iii)   the Company’s equipment, management, internal policies, and other activities relating to the conduct of the Company’s Business; and

                    (iv)    other data, developments, research, trade secrets, methods or techniques used by the Company in the conduct of its Business.

          (b)     Ownership of Intellectual Property – Executive acknowledges and agrees that all intellectual property (including without limitation all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations and photographs, which may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret or other intellectual property law), developed, created, conceived, made or reduced to practice during his employment with the Company or the Parent which: (i) relate to the current, future or potential business of the Company or the Parent; (ii) result from the duties or work performed by Executive hereunder; or (iii) are developed during working time or using the Company’s equipment, supplies, facilities, resources, materials or information, shall be the sole and exclusive property of the Company, and Executive shall and hereby does assign all right, title and interest in and to such intellectual property to the Company.

          (c)     Nonsolicitation – Because Executive’s solicitation of the Customers of the Company, or any parent, affiliate or subsidiary of the Company, under certain circumstances would necessarily involve the use or disclosure of Confidential Information, Executive shall not, either directly or indirectly, at any time during the term of this Agreement and for a period of one (1) year from the Date of Termination or the date of expiration of this Agreement:  (i) call on, solicit or take away, or attempt to call on, solicit or take away, any past or present Customers of the Company, or any parent, affiliate or subsidiary of the Company; (ii) employ, hire or solicit the employment of any person employed by the Company, or any parent, affiliate or subsidiary of the Company; (iii) do any act to impair, prejudice or destroy the goodwill of the Company, or any parent, affiliate or subsidiary of the Company, or to prejudice or impair the relationship or dealing between the Company, or any parent, affiliate or subsidiary of the Company, and the Customers; or (iv) assist any other person, firm or corporation in any such acts.

          (d)     Other Employment – Executive agrees that, while this Agreement is in effect and for twelve (12) months after its termination, he will not accept any employment or engage in any activity, without the written consent of the Board, if the loyal and complete fulfillment of his duties would inevitably require him to reveal or utilize Confidential Information that Executive has promised not to disclose, as reasonably determined by the Board.

          (e)     Return of Confidential Information – Promptly after the Date of Termination or expiration of this Agreement, Executive will deliver to the Company or, at its written instruction, destroy all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, in his possession or control.

          (f)     Promise to Discuss Proposed Actions in Advance- To prevent the inevitable use or disclosure of trade secrets or Confidential Information, Executive promises that, before Executive discloses or uses information and before Executive commences employment, solicitations, or any other activity that could possibly violate the terms of this Paragraph, Executive will discuss his proposed actions with the Board, which will advise Executive whether his proposed actions would violate this Paragraph.

          (g)     Survival and Enforcement – The provisions of this Paragraph 12 shall survive the termination of this Agreement, irrespective of the reason therefor.  Executive acknowledges that:  (i) his services are of a special, unique, and extraordinary character and it would be very difficult or impossible to replace his services; (ii) this Paragraph’s terms are reasonable and necessary to protect the Company’s legitimate interests (iii) this Paragraph’s restrictions will not prevent Executive from earning or seeking a livelihood; (iv) this Paragraph’s restrictions shall apply wherever permitted by law; and (v) Executive’s  violation of any of this Paragraph’s terms would irreparably harm the Company.  Accordingly, Executive agrees that, notwithstanding any other Paragraph of this Agreement, if he violates any of the provisions of this Paragraph, the Company shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation, without the need to post any bond or for any other undertaking or prove the inadequacy of money damages.

13.     MISCELLANEOUS.

          (a)     Notices to be given in writing shall be transmitted by Facsimile, by personal delivery or by certified mail, return receipt requested, addressed as set forth below or to another address given through written notice under the provisions of this Paragraph:

          If to the Company:

                                  BioMarin Pharmaceutical Inc.
                                  Attention: Board of Directors
                                  371 Bel Marin Keys, Suite 210
                                  Novato, California 94949

          If to Executive:

                                  Fredric D. Price
                                  64 Quarry Lane
                                  Bedford, New York 10506

          Notice shall be deemed to have been given when delivered or, if earlier (1) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this Paragraph.

          (b)     This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of California.  Venue of any proceeding shall be exclusively in the County of Marin in the foregoing state, and both parties hereby consent and agree to such exclusive venue.

          (c)     Except as explicitly set forth in this Agreement, all disputes between Executive and the Company arising under this Agreement or relating to Executive’s employment or termination thereof are to be resolved by final and binding arbitration in accordance with the commercial rules of the American Arbitration Association in the County of Marin in California.  The parties agree that the awarding of any costs and expenses, including attorney’s fees, incurred in such arbitration, shall be determined by the arbitrators.  This Paragraph shall remain in effect after the termination of this Agreement.

          (d)     This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one (1) and the same instrument.  Furthermore, facsimiles of signatures may be taken as the actual signatures, and each party agrees to furnish the other with documents bearing the original signatures within ten (10) days of the facsimile transmission.

          (e)     This Agreement, including the exhibits hereto, contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements and understandings relating thereto, including without limitation the Prior Agreement.  This Agreement may not be waived, changed, modified, extended or discharged orally, but only by a written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

          (f)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (g)     Executive represents that he is not subject to any employment, confidentiality, or other agreement or restriction that would prevent him from fully satisfying his duties under this Agreement or that would be violated if he did so.  Without the Company’s prior written approval, Executive agrees not to:

                    (i)     disclose proprietary information belonging to a former employer or other entity without its written permission;

                    (ii)    contact any former employer’s customers or employees to solicit their business or employment on behalf of the Company; or

                    (iii)   distribute announcements about or otherwise publicize his employment with the Company.

          Executive agrees to indemnify and hold the Company harmless from any liabilities, including defense costs, it may incur because he is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges his entering into this Agreement or rendering services pursuant to it.

          (h)     Executive agrees that any payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not, in the aggregate, exceed the maximum amount that may be paid to him without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors.  If any benefits must be cut back to avoid triggering such penalties, the benefits shall be cut back in the priority order designated by the Company.  If an amount in excess of the limit set forth in this Paragraph is paid to Executive, Executive agrees to repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B).  The Company and Executive agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits received by Executive.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BIOMARIN PHARMACEUTICAL INC.		EXECUTIVE:

By:	/s/ GWYNN R. WILLIAMS	/s/ FREDRIC D. PRICE

Fredric D. Price
Company Title: Director and Chairman, Corporate Governance and Nominating Committee

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED SHARES

1.       SECURITIES LAW COMPLIANCE

          (a)     Restricted Securities.  The Restricted Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”).  By his signature on the Employment Agreement, Executive hereby confirms that Executive has been informed that the Restricted Shares are restricted securities under the 1933 Act and may not be sold or transferred unless the Restricted Shares are first registered under the federal securities laws or unless an exemption from such registration is available.

          (b)     Restrictions on Disposition of Restricted Shares.  Executive shall not make transfer or sell the Restricted Shares or any interest therein unless and until the Restricted Shares have vested.  The Company shall not be required (i) to transfer on its books any Restricted Shares which have been sold or transferred in violation of the provisions of this Agreement (and the Company may issue appropriate “stop transfer” instructions to its transfer agent accordingly) or (ii) to treat as the owner of the Restricted Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom the Restricted Shares have been transferred in contravention of this Agreement.

2.       TRANSFER RESTRICTIONS

          (a)     Restriction on Transfer.  Executive shall not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Restricted Shares that are subject to the Repurchase Right (as defined below).

3.       REPURCHASE RIGHT

          (a)     Repurchase Option.  If the Employment Agreement shall be terminated for Cause, or without Good Reason, before all of the Shares are released from the Company’s Repurchase Right (as defined below), the Company shall, upon the date of such termination, have the right to repurchase up to that number of unvested shares at the original par value per share of $0.001 (the “Repurchase Right”).  The Repurchase Right shall be exercised by the Company by delivering written notice to the Executive.  Upon delivery of such notice, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Shares being repurchased by the Company.

          (b)     Termination of the Repurchase Right.  (i)  The Repurchase Right shall terminate and cease to be exercisable with respect to any and all Restricted Shares which have vested in accordance with the vesting schedule set forth in Paragraph 5(f) of the Agreement;

                    (ii)     The Repurchase Right shall terminate and cease to be exercisable with respect to all Restricted Shares if Executive becomes entitled to compensation under Paragraphs 6(d)(ii), 8(a), 8(b)(iii) or 9(b)(ii) of the Agreement.

4.       LEGENDS

          (a)     Legends.  The share certificate evidencing the Restricted Shares, issued hereunder shall be endorsed with the following legends, or legends substantially equivalent thereto (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IF IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND A RIGHT OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

          (b)     Investment Intent. Executive represents to the Company the following:

                    (i)     Executive is acquiring these Securities for investment for Executive’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the 1933 Act.

                    (ii)    Executive acknowledges and understands that the Securities constitute “restricted securities” under the Act and have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Executive’s investment intent as expressed herein.  Executive further understands that the Securities must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available.  Executive further acknowledges and understands that the Company is under no obligation to register the Securities, except as set forth in the Agreement.

                    (iii)   Executive hereby agrees that if so requested by the Company or any representative of the underwriters in connection with any registration of the offering of any securities of the Company under the Act, Executive shall not sell or otherwise transfer any Shares or other securities of the Company during a period of up to 180 days following the effective date of a registration statement of the Company filed under the Act.  The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period.